CERTIFICATE OF LIMITED PARTNERSHIP OF DYNAGAS OPERATING LP AS A LIMITED PARTNERSHIP

DUPLICATE COPY

The original of this Document was filed in accordance with Section 10 of the Limited Partnership Act on

NON RESIDENT
May 30, 2013

/s/
Deputy Registrar

Reg. No. 950059

CERTIFICATE OF LIMITED PARTNERSHIP

OF

DYNAGAS OPERATING LP

PURSUANT TO SECTION 10 OF THE MARSHALL ISLANDS LIMITED
PARTNERSHIP ACT

The undersigned, Michael Gregos, the Authorized Person of Dynagas Operating LP, for the purpose of forming a Limited Partnership, hereby certifies:

1.	The name of the Limited Partnership is Dynagas Operating LP (the "Limited Partnership").

2.
The registered address of the Limited Partnership in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Limited Partnership's Registered Agent in the Marshall Islands upon whom process may be served at such address is The Trust Company of the Marshall Islands, Inc.

3.	The name and the business, residence or mailing address of the general partner is:

Name Dynagas Operating GP LLC	Address 94, Poseidonos Avenue & 2 Nikis Street P.O. Box 70303 P.C. 166-75 Athens, Greece

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on this 29th day of May, 2013.

DYNAGAS OPERATING LP

By:	Dynagas Operating GP LLC General Partner

/s/ Michael Gregos
Name: Michael Gregos
Title: Authorized Person